EXHIBIT 10.2


                   DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT (this "Distribution Agreement") made as of this [11] day of August, 2000 ("Effective Date"), by and between Inmvo Group, Inc., a Delaware corporation with its principal executive offices at 1808 N. Cherry Street, Knoxville, TN 31917 ("Innovo") and
Commerce Investment Group, LLC, a           limited
liability company having its principal executive offices at 5804 East Slauson Avenue, Commerce, California 90040 ("Commerce") is being made concurrently with the SUPPLY AGREEMENT ("Supply Agreement."), having the same effective date, by and between Commerce and Innovo.
                          RECITALS:


     A. Innovo is in the business of selling merchandise including t-shirts, canvas and denim bags and other related products.

     B. Commerce and Innovo desire to enter into this Distribution Agreement concurrently with the Supply Agreement between Commerce and Innovo, whereby Commerce will manufacture and supply products for Innovo under the terms and conditions set forth in the Supply Agreement and Commerce will distribute
          Innovo's products as   set forth herein, both
          pursuant to an aggregate "Minimum Obligation"
          (defined below).

     C. Commerce shall be entitled to subcontract its obligations hereunder to Apparel Distribution
          Services, LLC, a California Limited Liability
          Company ("ADS"). ADS is in the business of providing specialized logistic services including warehousing, forwarding, distribution and related services.

     NOW THEREFORE, and in consideration of the mutual promises, covenants, representations and good and valuable consideration set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  INNOVO'S MINIMUM OBLIGATION Innovo agrees to purchase
from Commerce within 90 calendar days of execution of this
Distribution Agreement such amount of "D & O       Services"
(as defined below) so that an aggregate total of Three Million Dollars (US $3,000,000) of goods and services is supplied under both of the Supply Agreement and the Distribution Agreement (the "Minimum Obligation").

2. COMMERCE'S OBLIGATIONS

     2.1 Distribution Pursuant to the terms of this Distribution Agreement, Commerce shall distribute the Innovo products listed in Exhibit A, attached hereto ("Distributed Products") to those third party businesses identified in advance to Commerce by Innovo. Commerce will not be responsible for locating buyers on behalf of Innovo for the Distributed Products. Commerce will only be responsible for wholesale distribution. From time to time, Exhibit A may be revised upon the agreement of the parties.

     2.2 Distributed Products not in Commerce's Possession To the extent the Distributed Products include goods not already being warehoused by Commerce, Innovo will be solely responsible for making (and paying for) any and all arrangements to deliver such goods to

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Commerce's warehouse facility (identified below) within a
reasonable time frame for Commerce to distribute such goods.

     2.3 Warehouse Facility The handling, storage and fulfillment services for the Distributed Products will be rendered by Comrnerce at the following facility

          6121 Peachtree
          Street Commerce,
          California 90040

     2.4   Services and Performances   In accordance with the
terms of this Distribution Agreement, Commerce will provide the following services (collectively referred to as "D&O
Services"):

          2.4.1     Distribution Services

               (a)  All warehousing functions

               (b)  receiving

               (c)  storage

               (d)  shipping, including shipping supplies

               (e)  order processing

               (f)  maintenance of perpetual inventory

               (g)  all direct labor and
                     management services

               (h)  space

               (i)  utilities

               (j)  maintenance and repair

               (k)  medical insurance

          2.4.2     Operations Services

               (a)  Order Entry

               (b)  Customer Service

               (c)  MIS

               (d)  Order Allocation

               (e)  Billing

               (f)  Office Supplies


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3.  TERRITORY  Subject to any legal or governmental
restrictions, including but not limited to customs and/or embargo restrictions, Commerce shall distribute the Distributed
Products to any
third party throughout the world.

4.   TERM AND TERMINATION

     4.1 Term The term of this Distribution Agreement shall continue from the Effective Date for a period of two (2) years ("Term").

     4.2 Termination This Agreement maybe immediately terminated by either party upon (i) failure of the other party to comply with laws and regulations which materially affect such party's contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof; or (ii) any material breach of this
Distribution Agreement by the other      party which is not
cured within thirty (30) days of receipt of written notice thereof.

     4.3 Renewal Term This Agreement will automatically renew for consecutive two (2) year terms under the same terms and conditions set forth herein ("Renewal Term") unless terminated by either party upon delivering written notice to the other party at least ninety (90) days prior to the end of the then existing term. The Renewal Term shall not be subject to Section 1 of this Distribution Agreement. The prices for D&O Services shall be renegotiated in good faith by the parties hereto, based on increases in labor and overhead costs, as further defined in Section 5.4 below.

     4.4 Duties Upon Expiration or Termination of this

     Distribution Agreement To the extent that there are any remaining Distributed Products being warehoused by Commerce at the time of expiration or termination of this Distribution Agreement, Innovo will make arrangements to retrieve such Distributed Products. In the event Commerce transfers the Distributed Products to Innovo or a third party identified by Innovo, Commerce will be compensated for any and all costs and the fair market value of their services in transferring the Distributed Products. In the event there are any monies owed by Innovo to Commerce at the time of such expiration or termination of this Distribution Agreement, Commerce will have the right to retain any remaining Distributed Products until payment of such monies are made to Commerce or sell the Distributed Products and distribute to Innovo any monies in excess of the amount due Commerce (minus Commerce's costs and expenses in selling the Distributed Products).

5. PRICING FOR COMMERCE'S SERVICES As consideration for the Distribution Services, the Operations Services, and reimbursement for the packaging and ticketing costs associated with the Distribution and Operations Services contemplated herein, Innovo will pay Commerce a fixed rate in accordance with Exhibit A attached hereto (collectively the "Unit Rate(s)").

     5.1 On an annual basis, the Unit Rate(s) may be increased based upon economic factors. Any requests for increases in the Unit Rates that Commerce submits to Innovo shall be accompanied by supporting documentation. In no event shall the Unit Rates be increased more than the lesser of five percent (5%) per annum or
the annual increase in the Consumer Price Index   (CPI) for the
corresponding year. In the event that the parties, after good faith negotiation, are unable to agree upon the increase to the Unit Rates, the matter shall be submitted to arbitration. Pending the final decision of the arbitrator, this Distribution Agreement shall stay in full force and effect.

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6. FEES, EXPENSES AND PAYMENT CONDITIONS


     6.1 Other Costs The costs for all other items associated with the provision of the Services contemplated herein, including, but not limited to freight, office supplies, and postage, shall be invoiced to and paid by Innovo on a monthly basis based on the actual cost of any such items purchases for each given month.

     6.2 Special Handling Fees Special activities such as quality control, annual inventory, customized repairs, customized finishing, labeling, tagging or packaging, and specialized administrative and management projects shall be performed by Commerce only after receipt of a written authorization from Innovo containing mutually agreed upon fixed hourly rates for such special activities. These activities will be invoiced to Innovo on a monthly basis, based on the actual number of hours worked.

     6.3 Taxes, Customs and Duties Innovo will be responsible for paying any and all taxes, customs and duties and other related charges levied by any jurisdiction pertaining to importation or exportation of the Distributed Products.

7.   COMPENSATION TO COMMERCE FOR ITS SERVICES

     7.1  Invoices


          7.1.1 Commerce will invoice Innovo on a monthly basis for the past month's fees, costs and expenses.
Payments by Innovo will be made directly to Commerce immediately upon receipt of such invoices.

          7.1.2 If Innovo fails to pay any fees or charges when due, Commerce may charge Innovo a late payment charge of one and one-half percent (1 1/2%) per month on the past dues balance and cancel or delay any future shipment of the products.

     7.2  Form of Payment For The Services During The  Term
Payment for the Distributed Products and Services set forth herein shall be paid to Commerce in the form of cash via check or wire transfer.

8. AUDITING PROCEDURES

     8.1 At the end of the second and fourth quarters, an accounting of the inventory held by Commerce may be taken by Innovo. Overages and shortages will be balanced to a net result at the end of each fiscal year.

     8.2 If there is a net shortage of units after the overages and shortages have been balanced to a net result, then
Commerce shall pay to Innovo the cost price per unit.

     8.3 If there is a net overage of units after the overages and shortages have been balanced to a net result, which is attributable to a previous erroneous inventory count and for which Commerce has paid Innovo the cost price per unit in accordance with Section 8.2 above, then Innovo shall reimburse to Commerce the cost price per unit.

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9.  INSURANCE

    9.1 All Distributed Products shall be insured by Commerce while in the custody and under the control of Commerce, for the benefit of both Innovo and Commerce. Commerce represents that it is insured for professional and third party liabilities on standard business conditions. Except in cases of Force Majeure and only in cases of proven negligence or misconduct, Commerce shall be liable for property damage and/or loss caused during the performance of Services.

     9.2 Commerce shall, upon request of Innovo, furnish Innovo with copies of all insurance policies concerning its standard business liability coverage and Commerce shall ensure that premiums due with respect to such insurance policies are timely and fully paid and are in full force and effect.

     9.3 Waiver of Subrogation Innovo and Commerce shall each secure an appropriate clause in, or an endorsement upon, each insurance policy required by this section, pursuant to which the insurance company waives subrogation or permits the insured, prior to any loss, to agree with a third party to waive any claim it might have had against said third party without invalidating the coverage under the insurance policy. Each party hereby releases the other and its affiliates with respect to any claim (including a claim for negligence) which it might otherwise have against them for injury, loss, damage or destruction occurring during the term of this Distribution Agreement to the extent actually covered by policies maintained by Innovo or Commerce as required pursuant to this section.

10.  SECURITY, SAFETY AND ENVIRONMENTAL MATTERS

     10.1 As soon as practicable after the execution of this Distribution Agreement, Innovo shall provide Commerce with a listing of its representatives and any other authorized third parties who may have access to the Distributed Products and act on behalf of Innovo. Commerce will only allow employees or agents (i e third party carriers) of Commerce, Innovo and/or authorized third parties to have access to the Distributed Products as necessary to administer the terms of this Distribution Agreement. Innovo authorized personnel shall have access at all reasonable times after notice, and without notice in event of emergencies.

     10.2 Commerce shall, at its sole cost, provide and maintain adequate and customary security measures, including, but not limited to, alarms, gates and locks, relating to the warehouse facility.

     10.3 Commerce shall, at its sole cost, apply for and maintain during the term of this Distribution Agreement all licenses and authorizations required for performing the Services. Commerce shall comply with all federal, state and local applicable laws and regulations in performing the D & O Services, including but not limited to those regarding safety, health and environmental matters.

11.   MUTUAL REPRESENTATIONS AND WARRANTIES

     11.1 Each party represents and warrants to the other that it has the right and authority to enter into this Distribution Agreement and to perform all of its respective obligations and undertakings herein. Each party further represents and warrants to the other that (i) the rights and


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privileges granted or to be granted hereunder are and will at all times be free and clear of any liens, claims, charges or encumbrances; and (ii) neither party has done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other party's full enjoyment of the rights and privileges granted and to be granted under this Distribution Agreement.

     11.2 Each party represents and warrants that it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.


12.  CONFIDENTIAL INFORMATION


     12.1 Each parry acknowledges and agrees that it may have access to information, including, but not limited to, intellectual property, trade secrets, business information, ideas and expressions, which are proprietary to and/or embody the substantial creative efforts of the other party ("Confidential Information"). The parties agree that Confidential Information will remain the sole and exclusive property of the disclosing party ("Disclosing Party"), and the receiving party ("Receiving Party") agrees to maintain and preserve the confidentiality of such information, including, but without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information. All materials and information disclosed by either party to the other will be presumed to be Confidential Information and will be so regarded by the Receiving Parry unless, the Receiving Party can prove that the materials or information are not Confidential Information. For the purposes of this section:

     12.2 The parties agree that the Confidential Information will be disclosed for use by the Receiving Parry only for the limited and sole purpose of carrying out the terms of this Distribution Agreement.

     12.3 The Receiving Parry agrees not to disclose or permit any other person or entity access to the Confidential Information, except that such disclosure will be permitted to an employee, agent, representative or independent contractor of the Receiving Party requiring access to the same.

     12.4 The Receiving Party agrees (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information, and
(ii) to notify the Disclosing Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Distribution Agreement.

     12.5 Confidential Information will exclude any information that (i) has been or is obtained by the Receiving Party from a source independent of the Disclosing
Party and not receiving such information from the Disclosing Party, (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Disclosing Party or its personnel, or (iii) is independently developed by the Receiving Parry without reliance in any way on the Confidential Information provided by the Disclosing
Party, or (iv) the Receiving Party is required to disclose under judicial order, regulatory requirement, or statutory requirement, provided that the Receiving Party provides written notice and an opportunity for the Disclosing Party to take any available protective action prior to such disclosure.

 13. NONSOLICITATION

    13.1 Commerce hereby agrees with the Company that during the term of each of the Supply Agreement and this Distribution Agreement and for a period of two years thereafter, it will not influence or attempt to influence, directly or indirectly, customers of the Company or any of its subsidiaries who are purchasing products similar in nature to those being supplied and distributed pursuant to the Supply Agreement and this Distribution Agreement, to direct their business from the Company to any individual, partnership, corporation or other entity.

14. INDEMNIFICATION

     14.1 Commerce's Indemnification Commerce hereby agrees to indemnify, defend, and hold Innovo harmless from any claims, losses, liabilities, causes of action and costs (including reasonable attorneys' fees) arising from, or on account of, or related to any breach by Commerce of its obligations, representations and warranties hereunder.

     14.2 Innovo's Indemnification Innovo hereby agrees to indemnify, defend, and hold Commerce harmless from any claims, losses, liabilities, causes of action and costs
(including reasonable attorneys' fees) arising from, or on account of, or related to any breach by Commerce of its obligations, representations and warranties hereunder.

15.  GENERAL

     15.1 Governing Law. This Distribution Agreement shall be interpreted in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Distribution Agreement will exclusively be in the state or federal courts located in California.

     15.2 Entire Agreement This Distribution Agreement, including the Exhibits attached hereto, constitutes the entire agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Distribution Agreement will be valid unless in writing and signed by an authorized representative of each party.

     15.3 Assignment This Distribution Agreement may not be assigned by Innovo to any other person, firm, or entity without the express written approval of Commerce. With the exception of assignments to subsidiaries, affiliates and related parties, Commerce may not assign this Distribution Agreement to any other person, firm, or entity without the express written approval of Innovo. Any attempt at assignment in violation of this section will be null and void.

     15.4 Notices All legal notices required or permitted hereunder will be given in writing addressed to the respective parties as set forth below and will, either be
(i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally recognized private express courier, and will be deemed to have been given on the date of receipt if delivered personally, or three (3) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

     Commerce Investment Group, LLC:    Innovo Group, Inc.:
     5804 East Slauson Avenue           1808 N. Cherry Street
     Commerce, California 90040         Knoxville, TN 31917
     Attn: Deborah Greaves, Esq.        Attn: Jay Furrow

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     15.5      Rights to Injunctive Relief Both parties
acknowledge that remedies at law may be inadequate to provide fun compensation in the event of a material breach relating to either party's obligations, representations, and warranties hereunder, and the non-breaching party will therefore be entitled to seek injunctive relief in the event of any such material breach.

     15.6 Force Majeure No party will be liable for, or will be considered to be in breach of or default under this Distribution Agreement on account of, any delay or failure to perform as required by this Distribution Agreement as a result of any causes or conditions that are beyond such party's reasonable control (such as war, riot, insurrection, rebellion, strike, lockout, unavoidable casualty, or damage to personnel, material or equipment, fire, flood, storm, earthquake, tornado, or any act of
God) and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event. However, if a force majeure event prevents a pant's performance of a material covenant set forth herein, the other party can immediately terminate this Distribution Agreement.

     15.7 Waiver The waiver, express or implied, by either parry of any breach of this Distribution Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

     15.8 Headings The headings to the Sections and Exhibits of this Distribution Agreement are included merely for convenience of reference and will not affect the meaning of the language included therein.

     15.9 Independent Contractors The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Distribution Agreement will be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

     15.10 Severability In the event any provision of this Distribution Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the other provisions of this Distribution Agreement will remain in full force and effect.

     15.11 Counterparts This Distribution Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Distribution Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the parties will deliver original execution copies of this Distribution Agreement to one another as soon as practicable following execution thereof.

     15.12 Cooperation in Drafting All parties have cooperated in the drafting and preparation of this Distribution Agreement, and it will not be construed more favorably for or against any party.

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    15.13 Attorney's Fees  Should either party hereto
initiate a legal or administrative action or arbitration proceeding (an "Action") to enforce any of the terms or conditions of this Distribution Agreement, the prevailing party (as determined by the court, arbitrator or other fact-finder) will be entitled to recover from the losing party all reasonable costs of the Action including without limitation attorneys' fees and costs.

    IN WITNESS WHERFOF, the parties have executed this Distribution Agreement as of the Effective Date.



                         COMMERCE INVESTMENT GROUP, LLC

                         By:     /s/ Deborah Greaves
                                 --------------------
                         Name:   Deborah Greaves
                         Title:  Exec. V.P. & General
                                  Counsel


                        INNOVO GROUP, INC.

                         By:     /s/ Samuel Joseph Furrow, Jr.
                                 -----------------------------
                         Name:   Samuel Joseph Furrow, Jr.
                         Title:  COO